Exhibit 10.39

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), is made and dated as of December 9, 2016, by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6340 Quadrangle Drive, Suite 100, Chapel Hill, NC 27517 (the "Company"), and David S. Zaccardelli (the "Executive").

WITNESSETH:

WHEREAS, the Executive is currently a member of the Company's Board of Directors (the "Board"); and

WHEREAS, in addition to such Board service, the Company desires to employ Executive as its Acting Chief Executive Officer of the Company, and Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Executive by the Company and the compensation received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.	Employment.
(a)

Services. Commencing as of December 9, 2016 (the "Effective Date"), Executive will be employed by the Company as its Acting Chief Executive Officer. Executive will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with his position as Acting Chief Executive Officer (the "Services"). Executive agrees to perform such Services faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and during the Term (as defined below), not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)	Acceptance. Executive hereby accepts such employment and agrees to render the Services.
(c)	Acknowledgement of Outside Activities. The Company acknowledges that the Executive may continue with the activities described on Exhibit A hereto during the Term.
2.

Term; At-Will Employment.  Executive's services hereunder shall commence on the Effective Date and shall continue until three month anniversary of the Effective Date; provided that upon the three month anniversary of the Effective Date (and on each succeeding one month anniversary of such date), the Term shall automatically extend by an additional month, unless at least ten business days prior to such monthly anniversary either party shall have given notice of non-renewal (in which case the term shall expire at the end of the then-current term).  Such initial three month period, along with any extension thereof is referred to herein as the “Term.”  The Executive’s employment with the Company and its affiliates shall terminate automatically upon the expiration of the Term and the Executive will resign as Acting Chief Executive Officer upon the request of the Board.

3.

Place of Performance.  The duties to be performed by Executive hereunder shall be performed at the Company's principal office in North Carolina or at such place as may be agreed upon by Executive and the Board (and is expected to include travel as the Company's business may require).

4.

Directorship. Nothing in this Agreement shall affect the Executive's status as a member of the Board, provided that the Executive shall not receive any cash retainer, meeting, committee membership or chairmanship fees or director equity grants while employed as Acting Chief Executive Officer; such director compensation shall resume when the Executive ceases to serve as Acting Chief Executive Officer.  Vesting of director equity awards shall not be affected by the Executive's service as Acting Chief Executive Officer and shall continue in accordance with the schedule set forth in the applicable award. Effective upon the Effective Date, the Executive hereby resigns as a member of the Board’s Compensation Committee.

5.	Compensation. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:
(a)

Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the rate of $540,000 per year during the Term. Payment shall be made in accordance with the Company's normal payroll practices.  In the event that the Executive is still employed hereunder on the six month anniversary of the Effective Date, the Board will consider at such time whether the Base Salary should be adjusted.

(b)

Incentive Bonus.  The Executive shall be eligible for an annual incentive bonus for calendar years during the Term commencing in 2017, with a target bonus equal to sixty percent (60%) of the Base Salary.  Such bonus shall be subject to achievement of objectives that are established by the Board and are consistent with those established for the Company’s senior management team. In the event that the Term ends during a calendar year, the Executive shall remain eligible for a pro-rata annual incentive bonus for the portion of the year during which the Executive was employed, based on actual performance.

(c)

Equity Awards. The Board shall, upon or as soon as practicable following the Effective Date, grant to the Executive 50,000 restricted stock units with respect to the Company’s shares (the “RSU Award”).  The RSU Award shall vest in full on the first anniversary of the Effective Date, subject to the Executive’s continued employment or Board service.  In addition, the Board shall, upon or as soon as practicable following the Effective Date, grant to the Executive an option with respect to 150,000 shares of the Company’s common stock (the “Option Award”).  The Option Award shall have an exercise price equal to the fair market value of the Company’s shares on the date of grant and shall vest with respect to one twelfth (1/12th) of the shares subject thereto on the last day of each month following the Effective Date, subject to the Executive’s continued employment or Board service. For the avoidance of doubt, in the event that the Executive’s employment hereunder ceases, but the

Executive continues to serve on the Board, both the RSU Award and the Option Award shall continue to vest in accordance with the above-described vesting schedule, subject to such continued Board service.  Each such award shall be made pursuant to and governed by the Company’s form of award agreement.  In the event that the Executive is still employed hereunder on the six month anniversary of the Effective Date, the Board will consider at such time whether to grant additional awards of equity compensation.

(d)

Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law or authorized by Executive from all amounts payable to Executive under this Section 5 in respect of his service as Acting Chief Executive Officer.

(e)

Expenses. The Company shall reimburse Executive for all normal, usual and necessary business expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive's expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)

Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(g)	Vacation. Executive shall, during the Term, be entitled to personal time off ("PTO") in accordance with the Company's policy as in effect from time to time.
6.	Confidentiality and Assignment of Inventions Agreement. Executive shall execute, on or about the date hereof, the Company's Confidentiality and Assignment of Inventions Agreement.
7.

Representations and Warranties by Executive.  Executive hereby represents and warrants to the Company that neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound. Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.

Termination. Upon any termination of the Executive’s employment hereunder, the Company shall pay to the Executive any salary and benefits accrued prior to the termination date and no severance or similar compensation or benefits shall be paid or payable to or for the benefit of the Executive.

9.	Miscellaneous.
(a)	This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.
(b)

Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by binding arbitration conducted in Raleigh, North Carolina and administered by the American Arbitration Association ("AAA") pursuant to its then-current Employment Arbitration Rules and Mediation Procedures (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA's selection procedures. The arbitrator's award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator's discretion, attorneys' fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute. Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Executive. Each party shall pay the fees of its or his attorneys, the expenses of its or his witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Orange County, North Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or his if sent by registered mail addressed to it or his at the address referred to in Section 9(g) of this Agreement.

(c)	This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.
(d)

This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment shall release the Company of its obligations hereunder.

(e)	This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)

All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.  The Executive's employment hereunder shall be "at-will" employment and this Agreement is not a contract providing for guaranteed employment.

(i)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(j)	This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
(k)

Executive acknowledges that he has been advised by the Company to seek the advice of independent legal counsel prior to entering into this Agreement. The Company agrees to reimburse Executive up to $7,500 for the services of such counsel.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CEMPRA, INC.

By:	/s/ Sherrill Neff
Name: Sherrill Neff

EXECUTIVE

By:	/s/ David S. Zaccardelli
Name: David S. Zaccardelli

EXHIBIT A

Bull City Select Investments, LLC - Managing Member

Bull City Select I, LLC - Managing Member

CoreRx, Inc. - Board Director

Evecxia, Inc - Board Director

697199-BOSSR01A - MSW